                                                                     EXHIBIT 5.4

                      EMPLOYMENT AND CONSULTING CONTRACT

                                     AMONG

                         CLIFFORD ROWLANDS ("CR"), AND
                          PCSUPPORT.COM INC. ("PCS")


Whereas:

1.   CR is an independent contractor,
2. PCS wishes to engage CR in a consulting assignment for the period June 14, 1999 to August 31, 1999, the successful execution of which will lead to a full-time employment contract between PCS and CR,
3.   CR wishes to earn an equity position in PCS,

Therefore:

This agreement establishes the components of the Consulting Assignment between PCS and CR and the Employment Contract between PCS and CR.


                             CONSULTING AGREEMENT


1.   Terms of Reference:           To advance the business plan of PCS in
                                   general, including the financing of PCS and the distribution of PCS's products and services.

2.   Start Date:                   14 June 1999.

3.   Completion Date:              31 August 1999.

4.   Time Commitment:              Minimum 80%.

5.   Compensation Schedule:        Minimum $8,000 per month or as agreed by
                                   compensation committee ("Base Amount").

6.   Payment Schedule:             On the last day of each month. PCS will treat
                                   such payments as employment obligations.

7.   Indemnification:              PCS agrees to fully indemnify and hold
                                   harmless CR from all damages which may occur as a result of CR acting on behalf of PCS.
                                   This indemnification will include funding of all expenses incurred by CR in defending itself or themselves from actions relating to this Consulting Agreement.

                              EMPLOYMENT CONTRACT

The following sets out the terms under which PCS will offer employment to CR upon successful completion of the Consulting Assignment with SMI set out above.

1.   Position:           Vice President

2.   Reporting:          to the President of PCS.

3.   Start Date:         September 1, 1999.

4.   Time Commitment.    Full-time.

5.   Salary:             Equal to other like members of the PCS management team.
                         Initially this will be $8,300/month.

6. Compensation Committee Review. The Board of Directors of PCS will establish a Compensation Committee. Such Committee will review the employment packages for all senior executives and will cause such employment packages, including salary, cash incentives and performance options, to be adjusted to industry standards for the technology industry in the Vancouver area. Such review will be complete by December 31, 1999.

7.   Timing of Payments.

     7.1   Salary.                 No later than the last day of each month.

     7.2   Cash Incentives.        Within 30 days of the completion of the task
                                   for which the incentive is earned.

8.   Annual Review.                PCS will review CR's performance and
                                   compensation package no less than annually.

9.   Base Equity.                  150,000 options. Vested monthly over 36
                                   months starting July 1, 1999. Other details as per the standard executive PCS Options agreement.

10.  Benefits:

     10.1  Vacation.               Four weeks paid vacation in each calendar
                                   year, to be increased from time to time in accordance with PCS's standard policy. Unused vacation period can accumulate only until August 31 of the following year.

     10.2  Health Benefits.        According to such plans in place for all PCS
                                   employees.

11.  Severance.          If PCS terminates CR's performance other than for cause
                         ("Termination"), the following provisions will apply:

     11.1 Termination prior to December 31, 1999: no severance payments will be made.

     11.2 Termination during the period from January 1, 2000 to December 31, 2000: three months severance including salary and performance compensation, and the continuation of all benefits then in effect, other than long-term disability, for three months.

     11.3 Termination after January 1, 2001: Similarly, three months severance plus one month for each additional year or partial year of employment.

     11.4 All termination payments will be made in a manner most tax-efficient for CR.

     11.5 Pursuant to clause 6, the Compensation Committee will recommend compensation packages for the senior executives. Notwithstanding the provisions in clauses 15.1-15.3, if the Compensation Committee recommends severance provisions that are more beneficial to CR in CR's sole opinion, then such provisions will apply and clauses 15.1-
           15.3 will be deleted.

12. Non-compete and non-disclosure. CR agrees to be bound by non-compete and non-disclosure agreements standard in the industry.

13. Non-assignment. This Contract may not be assigned without the prior written consent of CR.



AGREED:



           ________________________
               Cliff Rowlands


           ________________________
                Mike McLean



Date:      ________________________